Exhibit 10.35
Grant Schedule

Grantee’s Name:	[∙]
Grant Date:	March 7, 2022
Target Number of Restricted Stock Units (the “Performance Units”):	[∙]
1.Percentage of Performance Units subject to Adjusted Operating Income performance metrics (the “AOI Units”):	50%
2. Percentage of Performance Units subject to Total Shareholder Return performance metrics (the “TSR Units”):	50%

Performance Goals
The performance goals applicable to this Award are set forth below:

Adjusted Operating Income

The AOI Units may be Earned (as defined below) based upon the Company’s “Adjusted Operating Income” (as defined below) (the “Adjusted Operating Income Goal”) over the three year period commencing on January 30, 2022 and ending on February 1, 2025 (the “AOI Performance Period”), as follows:

Adjusted Operating Income Goal	Threshold	Target	Above Target	Maximum
Adjusted Operating Income over the AOI Performance Period (in millions)	$1,298	$1,621	$1,781	$1,943 or more
Percentage of AOI Units Earned	50% of AOI Units	100% of AOI Units	150% of AOI Units	200% of AOI Units

The Committee will interpolate proportionately to determine the number of AOI Units which satisfy the level of Adjusted Operating Income between the threshold and the target, between the target and above target or between above target and maximum. No AOI Units will be Earned if the level of Adjusted Operating Income performance is below the threshold.
For the purposes of determining the attainment of the Adjusted Operating Income Goal, “Adjusted Operating Income” shall be defined as the Company’s operating income as reflected in the Company’s audited financial statements, adjusted to exclude the impact of:

•All expense (net of reimbursement) incurred as part of a public offering of the Company’s securities,     whether by the Company or by selling shareholders or both;
•Expenses incurred related to acquisition transaction costs;
•Income/expense incurred due to a change in accounting principles;
•External expenses incurred during the start-up period (covering all periods up to the first day that sales are generated) for any “new business venture.” A new business venture is any business that is not the Company’s brick and mortar business operated under the Five Below name and located in the United States of America. A new business venture shall not, however, include an on-line business; and
•Any other adjustments that may be approved by the Committee.

The determination of Adjusted Operating Income will be made in the sole discretion of the Committee. The Committee has discretion to modify the definition of Adjusted Operating Income, with the Board reserving the right to ratify, modify or reverse the Committee’s decision.

At the end of the AOI Performance Period, any AOI Units that are not Earned based upon the Company’s level of Adjusted Operating Income shall be forfeited with no further compensation due to the Grantee.

Total Shareholder Return

One fourth of the TSR Units may be Earned based upon the Company’s TSR, relative to that of its Peer Group, during each TSR Performance Period, based on the scale set forth below:

	TSR Performance Percentile	1/4 of TSR Units Earned at:
Maximum	85th	200%
Target	55th	100%
Threshold	25th	25%

For each TSR Performance Period, the Committee will interpolate proportionately to determine the number of TSR Units Earned for TSR Performance between threshold and target, or between target and maximum. If the level of TSR Performance is below the threshold for a TSR Performance Period, no TSR Units will be Earned for such period. For the purposes of determining the Company’s TSR ranking relative to the Peer Group in the table above, the Company will be specifically excluded from the Peer Group TSR calculation.

The following terms shall be defined as set forth below:

•“Earned” means a TSR Unit that has been tentatively credited for the Grantee’s benefit based on the satisfaction of applicable performance conditions as provided in the table above.
•“Ending Stock Price” means the average of the closing price of a share of such company’s stock for the twenty (20) consecutive trading days ending on the last day of the applicable TSR Performance Period.
•“Peer Group” means the following companies: Burlington Stores, Inc., Ulta Beauty, Inc., Williams-Sonoma, Inc., Lululemon Athletica Inc., Under Armour, Inc., American Eagle Outfitters, Inc., Urban Outfitters, Inc., RH, Carter’s, Inc., Floor & Decor Holdings, Inc., Columbia Sportswear Co., Designer Brands Inc., Deckers Outdoor Corp., Sleep Number Corporation, Ollie’s Bargain Outlet Holdings, Inc., The TJX Companies, Inc., Dollar General Corporation, Dollar Tree, Inc., and Ross Stores, Inc., subject to the following adjustments. If a company ceases to be publicly traded during any TSR Performance Period due to bankruptcy, delisting or liquidation, such company will not be removed from the Peer Group and will be ranked in the Peer Group based on a TSR of negative one hundred percent (-100%) for the TSR Performance Period in which such bankruptcy, delisting or liquidation occurs and for any TSR Performance Period ending thereafter. If a company ceases to be publicly traded during any TSR Performance Period due to merger, acquisition or other corporate action (or for any other reason not specifically set forth herein), such company will be removed from the Peer Group for the TSR Performance Period in which such merger, acquisition or other event occurs and for any TSR Performance Period ending thereafter.
•“Starting Stock Price” means the average of the closing prices of a share of such company’s common stock for the twenty (20) consecutive trading days ending on January 30, 2022.
•“TSR” for any given company means the Ending Stock Price plus the value of reinvested dividends of such company during the applicable TSR Performance Period, divided by the Starting Stock Price for such company. For purposes of the calculation, dividend reinvestment will be deemed to occur on the ex-dividend date.

•“TSR Performance” means the TSR for the Company relative to the TSR of the other members of the Peer Group for a specified TSR Performance Period, expressed as a percentile ranking. The determination of TSR Performance will be made in the sole discretion of the Committee.
•“TSR Performance Period” means each of the following: (w) the period from January 30, 2022 through May 4, 2024, (x) the period from January 30, 2022 through August 3, 2024, (y) the period from January 30, 2022 through November 2, 2024 and (z) the period from January 30, 2022 through February 1, 2025.

Vesting

If the Grantee remains continuously employed with the Company or its Affiliates through February 1, 2025, all Earned Performance Units will then vest. Unless otherwise specifically provided below or determined by the Committee, if the Grantee’s employment with the Company ceases for any reason prior to February 1, 2025, all Performance Units (whether or not Earned) will then be forfeited immediately and automatically. For purposes of this Award, employment with the Company will be deemed to include employment with Affiliates (but only during the period of such affiliation).
Notwithstanding the foregoing:

a.If the Grantee ceases to be employed by the Company between January 30, 2022 and February 1, 2025 as a result of his or her death or Disability:
◦The AOI Units will immediately vest at the Target level,
◦With respect to any completed TSR Performance Periods, all previously Earned TSR Units will immediately vest, and
◦With respect to each TSR Performance Period that has not yet been completed, one fourth (1/4) of the TSR Units will vest (at the Target level).

Any remaining Performance Units will be forfeited immediately upon such termination of employment.

a.In the event of a Change in Control that occurs between January 30, 2022 and February 1, 2025 (subject to the Grantee’s continued employment through the consummation of such Change in Control),
◦The AOI Units will immediately vest at the Target level,
◦With respect to any completed TSR Performance Periods, all previously Earned TSR Units will immediately vest, and
◦With respect to each TSR Performance Period that has not yet been completed, such performance period will end and the greater of (i) one fourth (1/4) of the TSR Units (at the Target level), and (ii) the number of TSR Units that would have been Earned (as determined by the Committee) for such TSR Performance Period had the last day of the TSR Performance Period been the date immediately preceding the Change in Control, will immediately vest.

Any remaining Performance Units will be forfeited immediately upon such Change in Control.

Delivery

In the event that any Performance Units become vested, a number of Shares equal to the number of vested Performance Units will be issued to the Grantee, either by book-entry registration or issuance of a stock certificate or certificates. For vesting occurring upon completion of all performance periods on February 1, 2025, such issuance will occur as soon as administratively practicable following the date that the Committee determines the extent to which the applicable performance goals have been achieved, but in no event later than December 31, 2025. For vesting occurring as a result of a Change in Control or the Grantee’s death or Disability, such issuance will occur no later than ten (10) business days following the date of such Change in Control or the Grantee’s death or Disability.

The Award was made by the Company on the Grant Date.

FIVE BELOW, INC.

By:
Name:
Title:
DATED:

Award Agreement for Restricted Stock Units under the Five Below, Inc.

Amended and Restated Equity Incentive Plan
THIS AWARD AGREEMENT FOR RESTRICTED STOCK UNITS (this “Agreement”) is made by Five Below, Inc. (the “Company”) to the participant named on the grant schedule attached hereto (the “Grantee”), dated as of the date set forth on the grant schedule attached hereto (the “Grant Date”).
RECITALS
WHEREAS, the Company desires to award Restricted Stock Units to the Grantee under the Five Below, Inc. Amended and Restated Equity Incentive Plan, as amended (the “Plan”), pursuant to the terms of this Agreement.
NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:
1.Grant Schedule. Certain terms of the grant of Restricted Stock Units are set forth on the grant schedule (the “Grant Schedule”) that is attached to, and is a part of, this Agreement.

2.Grant of Restricted Stock Units. As of the Grant Date, pursuant to the Plan, the Company hereby awards to the Grantee the number of Restricted Stock Units set forth on the Grant Schedule (the “Award”), subject to the restrictions and on the terms and conditions set forth in this Agreement and the Plan. The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Capitalized terms used but not defined herein, including the Grant Schedule, will have the same meaning as defined in the Plan.

3.Grant Date. The Grant Date of the Restricted Stock Units is set forth on the Grant Schedule.

4.Performance Target. To the extent that the Grant Schedule includes one or more performance-based targets, the Grant Schedule will specify the extent to which the Restricted Stock Units will be forfeited for failure to achieve the performance-based target(s).

5.Vesting. The Restricted Stock Units will become “Earned” (as such term is defined in the Grant Schedule) and will vest as set forth on the Grant Schedule. No Earned Restricted Stock Units will be considered vested unless and until such Earned Restricted Stock Units vest in accordance with the Grant Schedule.

6.Transferability. The Restricted Stock Units are not transferable or assignable otherwise than by will or by the laws of descent and distribution. Any attempt to transfer Restricted Stock Units, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Restricted Stock Units.

7.Section 409A. This Award is intended to be exempt from the requirements of Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company makes no guarantee regarding the tax treatment of this Award.

8.Issuance of Shares.

a.Shares will be issued in respect of vested Restricted Stock Units at the time specified in the Grant Schedule. Any Shares issued to the Grantee hereunder shall be fully paid and non-assessable.

b.The Company may require, as a condition of the issuance of Shares hereunder, that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the issuance of such Shares. The Committee, in its sole discretion, may permit the Grantee to satisfy such obligation by delivering Shares or by directing the Company to withhold from delivery Shares, in either case valued at their Fair Market Value on the applicable issuance date, with fractional Shares being settled in cash.

c.The Grantee will not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the grant of Restricted Stock Units, until Shares are issued in settlement of such Restricted Stock Units. Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Grantee will have all of the rights of a stockholder.

9.Securities Matters. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any Shares to be issued thereunder or to effect similar compliance under any state laws. The Company shall not be obligated to cause to be issued any Shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition of the issuance of Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding or stop order, as the Committee, in its sole discretion, deems necessary or desirable. The Grantee specifically understands and agrees that the Shares, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Grantee may be required to hold the Shares indefinitely unless they are registered under the 1933 Act or an exemption from such registration is available.
10.Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character by the of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.
11.Withholding. The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable or property transferable to Grantee any taxes required to be withheld by federal, state or local law as a result of the grant or vesting of this Award or other disposition of the Shares.
12.Right of Discharge Preserved. The grant of Restricted Stock Units hereunder will not confer upon the Grantee any right to continue in service with the Company or any of its subsidiaries or Affiliates.
13.The Plan. By accepting this Award, the Grantee acknowledges that the Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and accepts the Restricted Stock Units subject to all of the terms and provisions of the Plan, as amended from time to time. Pursuant to the Plan, the Board or its Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. By accepting this Award, the Grantee acknowledges and agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or its Committee upon any questions arising under the Plan.
14.Company Policies. The Grantee agrees, in consideration for the grant of Restricted Stock Units, to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.
15.Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.